Exhibit 99.1

October 30, 2018

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES THIRD QUARTER 2018 RESULTS

Aggregates Earnings Increase and Unit Profitability Expands

Aggregates Pricing Continues to Move Higher

Vulcan-Served Markets to Grow Faster than Other Markets in 2019

Birmingham, Alabama – October 30, 2018 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the third quarter ended September 30, 2018.

Third quarter earnings from continuing operations were $180 million, or $1.34 per diluted share. Net earnings increased 65 percent to $179 million and Adjusted EBITDA increased 13 percent from the prior year’s third quarter to $353 million.

Tom Hill, Chairman and Chief Executive Officer, said, “Our operating disciplines and execution were very good under difficult conditions that included weather challenges and higher diesel costs. Severe weather impacted our ability to serve customers in a number of key markets, but it didn’t stop us from improving our unit profitability and realizing double-digit earnings growth in our core aggregates business. Aggregates pricing continued to march higher in the third quarter and unit costs declined, resulting in same-store earnings flow-through of more than 60 percent.”

On a same-store basis, gross profit for the Company’s core Aggregates segment increased 15 percent to $295 million. This same-store gain was driven by a 6 percent increase in shipments and an 8 percent increase in gross profit per ton, to $5.45. The improvement in unit profitability was supported by both higher selling prices and lower operating costs. The gross profit flow-through rate on same-store incremental segment sales excluding freight and delivery was 65 percent in the third quarter. The Company estimates that weather conditions impacted third quarter earnings by approximately $27 million, as compared to $30 million in the prior year’s third quarter.

Mr. Hill went on to say, “We remain focused on executing at a high level and capitalizing on the above-average demand growth in our markets. The aggregates shipment growth rate seen in the third quarter should continue for the balance of the year. Aggregates pricing continues to show upward momentum and the rate of price growth will continue to improve during the fourth quarter given additional pricing actions implemented earlier this year in certain markets.

October 30, 2018

FOR IMMEDIATE RELEASE

“We now expect full year 2018 Adjusted EBITDA between $1.125 and $1.135 billion and earnings from continuing operations of between $3.85 and $3.95 per diluted share. This full year outlook reflects the impact of aggregates shipments deferred due to weather as well as full year Asphalt segment gross profit that is expected to be $25 million below prior year.

“Looking ahead to 2019, our business is positioned for continued shipment growth, compounding pricing improvements, and further gains in unit profitability in 2019. Vulcan-served markets are benefitting disproportionally from both growing public construction demand and continued growth in private demand, led by residential demand growth in our markets. We expect our aggregates shipment and price momentum to continue in 2019 leading to mid-single-digit growth in both.”

Third Quarter Summary

●	Total revenues increased $145 million, or 13 percent, to $1.2 billion
●	Gross profit was $343 million versus $304 million in the prior year
●	Aggregates segment sales increased $125 million to $984 million
▪	Shipments increased 5 million tons, or 10 percent, to 56 million tons
▪	Freight-adjusted sales price increased 2 percent to $13.35 per ton
▪	Segment gross profit increased $46 million, or 18 percent, to $304 million
●	Asphalt, Concrete and Calcium segment gross profit was $39 million, collectively
●	SAG was $82 million, or 6.6 as a percentage of total revenues
●	Net earnings were $179 million versus $109 million in the prior year
●	Adjusted EBIT was $264 million versus $232 million in the prior year
●	Adjusted EBITDA was $353 million, an increase of $42 million, or 13 percent
●	Earnings from continuing operations were $1.34 per diluted share versus $0.82 per diluted share
●	Adjusted earnings from continuing operations were $1.40 per diluted share versus $1.04 per diluted share

Trailing-Twelve-Month Summary

●	Total revenues were $4.27 billion, an increase of $487 million, or 13 percent
●	Gross profit was $1.07 billion, an increase of $87 million, or 9 percent
●	Aggregates segment sales increased $369 million to $3.41 billion
▪	Shipments increased 10 percent, to 198 million tons
▪	Freight-adjusted sales price increased $0.15 per ton, or 1 percent
▪	Segment gross profit increased $94 million to $942 million
●	Asphalt, Concrete and Calcium segment gross profit was $125 million, collectively
●	SAG was $335 million, or 7.8 as a percentage of total revenues
●	Net earnings were $719 million versus $386 million in the prior year
●	Adjusted EBIT was $745 million, an increase of 10 percent
●	Adjusted EBITDA was $1.08 billion, up 10 percent from the prior year
●	Earnings from continuing operations were $5.37 per diluted share versus $2.77 per diluted share
●	Adjusted earnings from continuing operations were $3.80 per diluted share versus $2.97 per diluted share

October 30, 2018

FOR IMMEDIATE RELEASE

Segment Results

Aggregates

Growth in gross profit accelerated again in the third quarter despite severe weather in key markets and a 28 percent increase in diesel cost per gallon. Third quarter segment gross profit increased 18 percent to $304 million, or $5.41 per ton.

Segment gross profit flow-through rate continues to move towards longer-term expectations of 60 percent.  During the third quarter, same-store incremental gross profit was 65 percent of incremental segment sales excluding freight and delivery, and 52 percent year-to-date. Although quarterly gross profit flow-through rates can vary widely from quarter to quarter, the Company expects continued flow-through improvement in the fourth quarter.

Third quarter aggregates shipments increased 10 percent (6 percent on a same-store basis) versus the prior year quarter. Shipments in most markets outside those impacted by severe weather realized solid growth versus the prior year. Shipment growth in North Carolina and Virginia was interrupted due to the impact of Hurricane Florence and same-store shipment growth in most Texas markets was limited due to extremely wet weather in September.

For the quarter, freight-adjusted average sales price for aggregates increased 2 percent versus the prior year quarter, with the growth rate negatively affected by weather-impacted shipments in higher-priced markets such as North Carolina and Virginia as well as strong shipment growth in relatively lower-priced markets such as Alabama, Arizona and Illinois. Excluding this mix impact, aggregates price increased 3 percent. Positive trends in backlogged project work along with demand visibility, customer confidence, rising diesel prices, and logistics constraints support continued upward pricing movements for the remainder of the year and into 2019.

Same-store unit cost of sales (freight-adjusted) decreased 2 percent versus the prior year quarter as fixed cost leverage and other operating efficiencies more than offset the 28 percent increase in the unit cost for diesel fuel and weather-related operating inefficiencies.

Asphalt, Concrete and Calcium

Asphalt segment gross profit of $24 million was $7 million lower than the prior year quarter due to lower material margins. Although asphalt mix selling prices increased 8 percent, or $4.07 per ton, a 29 percent increase in unit costs for liquid asphalt more than offset the price improvement. Year-to-date, higher liquid asphalt costs negatively affected segment earnings by $32 million. Pricing gains are beginning to offset higher liquid asphalt costs, but will only marginally benefit the rest of 2018. As a result, the Company expects full-year segment gross profit to be approximately $25 million lower than the prior year ($19 million lower year-to-date).

Concrete segment gross profit improved slightly versus the prior year’s third quarter. Same-store shipments decreased 7 percent year-over-year due to wet weather in the Company’s Virginia markets. Same-store average price increases of 5 percent led to a 6 percent gain in the same-store material margins. Through the first nine months of 2018, Concrete segment gross profit is in line with Company expectations.

October 30, 2018

FOR IMMEDIATE RELEASE

Calcium segment gross profit was $0.9 million versus $0.7 million in the prior year’s third quarter.

Growth, Capital Allocation and Financial Position

During the third quarter, the Company invested $48 million in core operating and maintenance capital, in line with expectations. The Company expects core operating and maintenance capital spending for the full year of approximately $225 million.

Additionally, the Company invested $53 million in internal growth capital projects. Current projects underway include securing new aggregates reserves, developing new production sites, enhancing the Company’s distribution capabilities, and selectively expanding asphalt and concrete production capabilities. The Company now plans for $300 million in internal growth capital expenditures during 2018.

For 2018, we expect the business to generate approximately $810 million of after-tax cash flows from earnings (defined as EBITDA less working capital growth, operating and maintenance capital, and cash taxes). With disciplined capital deployment and compounding improvements in unit margins, our aggregates-centric business model should enable further gains in after-tax cash flows from earnings as the recovery moves forward.

The Company’s capital allocation and investment-grade rating priorities remain unchanged.

Selling, Administrative and General (SAG), Other Operating Expense and Taxes

SAG expenses in the quarter were $82 million, $8 million higher than the prior year. The year-over-year increase was primarily attributable to acquired operations and the timing of investments to further improve operational performance. On a trailing-twelve-month basis, SAG expense was $335 million, or 7.8 percent as a percentage of total revenues, down from 8.5 percent. Full year expectations for SAG expense remain unchanged at $335 million.

Other operating expense was $14 million in the third quarter compared to $4 million in the prior year. Current year expense included $10 million of charges associated with divested operations, which has been adjusted out of Adjusted EBITDA.

The full year projected effective tax rate is approximately 18 percent and full year projected cash taxes are approximately $45 million before the effects of debt refinancing actions in the first quarter, use of various credits, and refunds from prior period overpayments.

October 30, 2018

FOR IMMEDIATE RELEASE

Demand and Earnings Outlook

Regarding the Company’s outlook Mr. Hill stated, “Our execution in the third quarter overcame weather challenges in key markets and delivered strong incremental earnings. We are focused on finishing 2018 strong and carrying that momentum forward.

“Despite Hurricane Michael’s impact on shipments in the Gulf Coast and Southeastern markets in early October and continued wet weather in Texas, aggregates shipment growth for the fourth quarter should approximate the same-store growth experienced in the third quarter. The underlying direction of price remains clear, strongly supported by our strategic and tactical focus on compounding pricing improvements. We expect aggregates pricing to continue strengthening throughout the remainder of the year and into 2019. Our preliminary outlook for 2019 includes mid-single digit growth in both aggregates volume and price.

“Our broad geographic footprint uniquely positioned in high-growth markets will continue to benefit Vulcan and its shareholders. Above-average demand growth in Vulcan markets compared to the rest of the U.S. supports our continued progress toward mid-cycle goals in 2019 and beyond.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CT on October 30, 2018. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties may access the teleconference live by calling 888-208-1711, or 323-794-2423 approximately 10 minutes before the scheduled start. The conference ID is 3967537. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest producer of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt mix and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

October 30, 2018

FOR IMMEDIATE RELEASE

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way we do business and how our products are distributed; the effect of changes in tax laws, guidance and interpretations, including those related to the Tax Cuts and Jobs Act that was enacted in December 2017; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A

Vulcan Materials Company

and Subsidiary Companies

(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
Consolidated Statements of Earnings	September 30		September 30
(Condensed and unaudited)	2018	2017	2018	2017

Total revenues	$1,240,197	$1,094,715	$3,294,822	$2,912,806
Cost of revenues	897,055	790,957	2,469,161	2,160,810
Gross profit	343,142	303,758	825,661	751,996

Selling, administrative and general expenses	81,606	73,612	248,989	239,051
Gain on sale of property, plant & equipment and businesses	2,104	1,488	8,374	4,630
Other operating expense, net	(14,456)	(4,156)	(23,822)	(27,733)
Operating earnings	249,184	227,478	561,224	489,842
Other nonoperating income, net	4,890	3,793	12,708	11,709
Interest expense, net	33,547	82,041	104,566	154,572
Earnings from continuing operations before income taxes	220,527	149,230	469,366	346,979
Income tax expense	40,663	39,080	75,805	81,557
Earnings from continuing operations	179,864	110,150	393,561	265,422
Earnings (loss) on discontinued operations, net of tax	(713)	(1,571)	(1,778)	8,217
Net earnings	$179,151	$108,579	$391,783	$273,639

Basic earnings (loss) per share
Continuing operations	$1.36	$0.83	$2.97	$2.00
Discontinued operations	$(0.01)	$(0.01)	$(0.01)	$0.07
Net earnings	$1.35	$0.82	$2.96	$2.07

Diluted earnings (loss) per share
Continuing operations	$1.34	$0.82	$2.94	$1.97
Discontinued operations	$0.00	$(0.01)	$(0.02)	$0.06
Net earnings	$1.34	$0.81	$2.92	$2.03

Weighted-average common shares outstanding
Basic	132,392	132,484	132,505	132,510
Assuming dilution	133,894	134,765	134,079	134,853
Cash dividends per share of common stock	$0.28	$0.25	$0.84	$0.75
Depreciation, depletion, accretion and amortization	$89,390	$79,636	$256,463	$227,974
Effective tax rate from continuing operations	18.4%	26.2%	16.2%	23.5%

Table B

Vulcan Materials Company

and Subsidiary Companies

(in thousands)
Consolidated Balance Sheets	September 30	December 31	September 30
(Condensed and unaudited)	2018	2017	2017
Assets
Cash and cash equivalents	$38,026	$141,646	$701,163
Restricted cash	5,043	5,000	0
Accounts and notes receivable
Accounts and notes receivable, gross	648,009	590,986	582,105
Less: Allowance for doubtful accounts	(2,294)	(2,649)	(2,903)
Accounts and notes receivable, net	645,715	588,337	579,202
Inventories
Finished products	346,940	327,711	307,046
Raw materials	29,078	27,152	27,852
Products in process	2,668	1,827	1,652
Operating supplies and other	29,966	27,648	29,276
Inventories	408,652	384,338	365,826
Other current assets	78,476	60,780	100,781
Total current assets	1,175,912	1,180,101	1,746,972
Investments and long-term receivables	42,944	35,115	35,999
Property, plant & equipment
Property, plant & equipment, cost	8,386,315	7,969,312	7,539,928
Allowances for depreciation, depletion & amortization	(4,197,592)	(4,050,381)	(4,002,227)
Property, plant & equipment, net	4,188,723	3,918,931	3,537,701
Goodwill	3,169,615	3,122,321	3,101,337
Other intangible assets, net	1,099,354	1,063,630	835,269
Other noncurrent assets	199,087	184,793	182,056
Total assets	$9,875,635	$9,504,891	$9,439,334
Liabilities
Current maturities of long-term debt	23	41,383	4,827
Short-term debt	200,000	0	0
Trade payables and accruals	233,885	197,335	181,207
Other current liabilities	256,507	204,154	227,665
Total current liabilities	690,415	442,872	413,699
Long-term debt	2,778,129	2,813,482	2,809,966
Deferred income taxes, net	581,026	464,081	716,165
Deferred revenue	186,829	191,476	193,117
Other noncurrent liabilities	493,447	624,087	621,253
Total liabilities	$4,729,846	$4,535,998	$4,754,200
Equity
Common stock, $1 par value	132,045	132,324	132,281
Capital in excess of par value	2,795,366	2,805,587	2,803,106
Retained earnings	2,361,903	2,180,448	1,886,006
Accumulated other comprehensive loss	(143,525)	(149,466)	(136,259)
Total equity	$5,145,789	$4,968,893	$4,685,134
Total liabilities and equity	$9,875,635	$9,504,891	$9,439,334

Table C

Vulcan Materials Company

and Subsidiary Companies

(in thousands)
	Nine Months Ended
Consolidated Statements of Cash Flows	September 30
(Condensed and unaudited)	2018	2017
Operating Activities
Net earnings	$391,783	$273,639
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	256,463	227,974
Net gain on sale of property, plant & equipment and businesses	(8,374)	(4,630)
Contributions to pension plans	(107,202)	(17,638)
Share-based compensation expense	21,650	19,953
Deferred tax expense (benefit)	76,779	11,298
Cost of debt purchase	6,922	43,048
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(67,836)	(162,849)
Other, net	2,446	8,740
Net cash provided by operating activities	$572,631	$399,535
Investing Activities
Purchases of property, plant & equipment	(348,238)	(366,845)
Proceeds from sale of property, plant & equipment	12,838	10,403
Proceeds from sale of businesses	11,256	0
Payment for businesses acquired, net of acquired cash	(213,138)	(210,562)
Other, net	(12,216)	405
Net cash used for investing activities	$(549,498)	$(566,599)
Financing Activities
Proceeds from short-term debt	514,900	5,000
Payment of short-term debt	(314,900)	(5,000)
Payment of current maturities and long-term debt	(892,049)	(800,572)
Proceeds from issuance of long-term debt	850,000	1,600,000
Debt issuance and exchange costs	(45,513)	(15,046)
Settlements of interest rate derivatives	3,378	0
Purchases of common stock	(99,916)	(60,303)
Dividends paid	(111,192)	(99,263)
Share-based compensation, shares withheld for taxes	(31,418)	(24,608)
Net cash provided by (used for) financing activities	$(126,710)	$600,208
Net increase (decrease) in cash and cash equivalents and restricted cash	(103,577)	433,144
Cash and cash equivalents and restricted cash at beginning of year	146,646	268,019
Cash and cash equivalents and restricted cash at end of period	$43,069	$701,163

Table D

Segment Financial Data and Unit Shipments

(in thousands, except per unit data)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
Total Revenues
Aggregates [1]	$983,731	$858,699	$2,639,653	$2,326,585
Asphalt [2]	231,700	189,940	547,363	461,474
Concrete	101,719	115,485	309,404	309,448
Calcium	1,912	1,965	6,136	5,822
Segment sales	$1,319,062	$1,166,089	$3,502,556	$3,103,329
Aggregates intersegment sales	(78,865)	(71,374)	(207,734)	(190,523)
Total revenues	$1,240,197	$1,094,715	$3,294,822	$2,912,806
Gross Profit
Aggregates	$303,787	$257,751	$735,484	$647,961
Asphalt	23,857	31,205	49,853	68,447
Concrete	14,587	14,138	38,098	33,616
Calcium	911	664	2,226	1,972
Total	$343,142	$303,758	$825,661	$751,996
Depreciation, Depletion, Accretion and Amortization
Aggregates	$72,729	$64,071	$208,420	$182,559
Asphalt	8,428	6,494	22,728	18,841
Concrete	3,041	3,591	9,504	10,286
Calcium	68	180	207	567
Other	5,124	5,300	15,604	15,721
Total	$89,390	$79,636	$256,463	$227,974
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$749,785	$668,504	$2,009,711	$1,796,734
Aggregates - tons	56,170	50,945	151,659	137,158
Freight-adjusted sales price [4]	$13.35	$13.12	$13.25	$13.10
Other Products
Asphalt Mix - tons	3,399	3,253	8,548	8,114
Asphalt Mix - sales price	$56.58	$52.51	$54.84	$52.21

Ready-mixed concrete - cubic yards	795	969	2,487	2,671
Ready-mixed concrete - sales price	$126.42	$118.53	$123.06	$115.42

Calcium - tons	67	69	215	204
Calcium - sales price	$28.29	$28.60	$28.43	$28.39

1 Includes product sales as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.

2 Includes product sales, as well as service revenues from our asphalt construction paving business.

3 Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues, and other revenues related to services, such as landfill tipping fees that are derived from our aggregates business.

4 Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1. Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

				(dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
Aggregates segment
Segment sales	$983,731	$858,699	$2,639,653	$2,326,585
Less: Freight & delivery revenues [1]	220,993	181,281	593,411	505,574
Other revenues	12,953	8,914	36,531	24,277
Freight-adjusted revenues	$749,785	$668,504	$2,009,711	$1,796,734
Unit shipment - tons	56,170	50,945	151,659	137,158
Freight-adjusted sales price	$13.35	$13.12	$13.25	$13.10

1 At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

Aggregates segment gross profit margin as a percentage of segment sales excluding freight & delivery (revenues and costs) is not a GAAP measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities (we do not generate a profit associated with the transportation component of the selling price of the product). Incremental gross profit as a percentage of segment sales excluding freight & delivery represents the year-over-year change in gross profit divided by the year-over-year change in segment sales excluding freight & delivery. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Gross Profit Margin in Accordance with GAAP

(dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
Aggregates segment
Gross profit	$303,787	$257,751	$735,484	$647,961
Segment sales	$983,731	$858,699	$2,639,653	$2,326,585
Gross profit margin	30.9%	30.0%	27.9%	27.9%
Incremental gross profit margin	36.8%		28.0%

Aggregates Segment Gross Profit as a Percentage of Segment Sales Excluding Freight & Delivery

(dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
Aggregates segment
Gross profit	$303,787	$257,751	$735,484	$647,961
Segment sales	$983,731	$858,699	$2,639,653	$2,326,585
Less: Freight & delivery revenues [1]	220,993	181,281	593,411	505,574
Segment sales excluding freight & delivery	$762,738	$677,418	$2,046,242	$1,821,011
Gross profit as a percentage of segment sales excluding freight & delivery	39.8%	38.0%	35.9%	35.6%
Incremental gross profit as a percentage of segment sales excluding freight & delivery	54.0%		38.9%

1 At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "Aggregates segment cash gross profit" and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Cash Gross Profit

(in thousands, except per ton data)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
Aggregates segment
Gross profit	$303,787	$257,751	$735,484	$647,961
Depreciation, depletion, accretion and amortization	72,729	64,071	208,420	182,559
Aggregates segment cash gross profit	$376,516	$321,822	$943,904	$830,520
Unit shipments - tons	56,170	50,945	151,659	137,158
Aggregates segment cash gross profit per ton	$6.70	$6.32	$6.22	$6.06

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below:

EBITDA and Adjusted EBITDA

(in thousands)
	Three Months Ended		Nine Months Ended		TTM
	September 30		September 30		September 30
	2018	2017	2018	2017	2018	2017
Net earnings	$179,151	$108,579	$391,783	$273,639	$719,329	$386,240
Income tax expense (benefit)	40,663	39,080	75,805	81,557	(237,827)	114,833
Interest expense, net	33,547	82,041	104,566	154,572	241,079	187,649
(Earnings) loss on discontinued operations, net of tax	713	1,571	1,778	(8,217)	2,201	(12,753)
EBIT	$254,074	$231,271	$573,932	$501,551	$724,782	$675,969
Depreciation, depletion, accretion and amortization	89,390	79,636	256,463	227,974	334,454	299,552
EBITDA	$343,464	$310,907	$830,395	$729,525	$1,059,236	$975,521
Gain on sale of businesses	$0	$0	$(2,929)	$0	$(13,437)	$(16,216)
Property donation	0	0	0	0	4,290	0
Business interruption claims recovery, net of incentives	(559)	0	(2,253)	0	(2,253)	163
Charges associated with divested operations	10,048	114	10,048	16,515	11,595	16,730
Business development, net of termination fee [1]	220	784	5,202	784	7,482	784
One-time employee bonuses	0	0	0	0	6,716	0
Restructuring charges	316	0	5,706	1,942	5,706	1,942
Adjusted EBITDA	$353,489	$311,805	$846,169	$748,766	$1,079,335	$978,924
Depreciation, depletion, accretion and amortization	(89,390)	(79,636)	(256,463)	(227,974)	(334,454)	(299,552)
Adjusted EBIT	$264,099	$232,169	$589,706	$520,792	$744,881	$679,372

1 Represents non-routine charges associated with acquisitions including the cost impact of purchase accounting inventory valuations.

Similar to our presentation of Adjusted EBITDA, we present Adjusted Diluted EPS to provide a more consistent comparison of earnings performance from period to period.

Adjusted Diluted EPS from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		Nine Months Ended		TTM
	September 30		September 30		September 30
	2018	2017	2018	2017	2018	2017
Diluted EPS	$1.34	$0.82	$2.94	$1.97	$5.37	$2.77
Items included in Adjusted EBITDA above	0.06	0.00	0.09	0.09	$0.08	0.02
Interest charges associated with debt purchase	0.00	0.22	0.00	0.22	$0.00	0.22
Debt refinancing costs	0.00	0.00	0.04	0.00	$0.53	0.00
Tax reform income tax savings	0.00	0.00	0.00	0.00	$(1.96)	0.00
Alabama NOL carryforward valuation allowance	0.00	0.00	0.00	0.00	$(0.21)	(0.04)
Foreign tax credit carryforward utilization	0.00	0.00	0.00	0.00	$0.00	0.00
Adjusted Diluted EPS	$1.40	$1.04	$3.07	$2.28	$3.80	$2.97

The following reconciliation to the mid-point of the range of 2018 Projected EBITDA excludes adjustments which are difficult to forecast (timing or amount). Due to the difficulty in forecasting such adjustments, we are unable to estimate their significance. Additionally, we present the metric Projected After-Tax Cash Flow from Earnings to assess the operating performance of our business and as a basis for strategic planning and forecasting. These metrics are not defined by GAAP and should not be considered as alternatives to earnings measures defined by GAAP. Reconciliation of these metrics to their nearest GAAP measure is presented below:

2018 Projected EBITDA and After-Tax Cash Flow from Earnings

(in millions)
Mid-point
Net earnings	$530
Income tax expense	125
Interest expense, net	135
Discontinued operations, net of tax	0
Depreciation, depletion, accretion and amortization	340
Projected EBITDA	$1,130
Less
Working capital change	50
Operating & maintenance capital expenditures	225
Cash taxes before impact of certain non-recurring benefits	45
Projected after-tax cash flow from earnings	$810